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                                                                     Exhibit 4.1


THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

                                 CAREFLOW | NET, INC.

No.                                                                  $




                                   PROMISSORY NOTE

         CAREFLOW | NET, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to _______________ or registered assigns (the "Payee") on the earlier of (i) the closing date of the public offering of securities by the Company contemplated in the Confidential Term Sheet dated August 22, 1997 (the "Term Sheet") or (ii) ________ __ , 1998 (the "Maturity Date") at the offices of the Company, 235 High Street - Suite 410, Morgantown, West Virginia 35606, the principal amount of ______________ thousand dollars ($___,000), including interest at the rate of ten percent (10%) per annum accrued through the Maturity Date, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         This Note is issued pursuant to a Subscription Agreement dated as of ________ __, 1997, between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any permitted transferee or transferees of the Note, by their acceptance hereof, assume the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of the Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.


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         1.   PREPAYMENT.  The principal amount of this Note may be prepaid by the Company, in whole or in part, without penalty, at any time.
Contemporaneously with such payment, the Company shall pay the Payee all interest accrued thereon to the date of prepayment.

         2.   COVENANTS OF COMPANY.

              A. The Company covenants and agrees that, so long as this Note shall be outstanding, it will:

                 (i) Promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; PROVIDED, HOWEVER, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

                (ii) Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

               (iii) At all times reasonably maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto as shall be reasonably required in the conduct of its business;

                (iv) To the extent necessary for the operation of its business, keep adequately insured by all financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

                 (v) At all times keep true and correct books, records and accounts.

                (vi)    Except for the incurrence of any indebtedness
(including without limitation, the incurrence of any guarantee or contingent payment obligation with respect thereto) secured by a lien, mortgage or guarantee on the property (whether real or personal) or equipment of the Company and any refinancings or replacements thereto or trade debt incurred in the ordinary course of business, not incur any indebtedness whatsoever which


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indebtedness does not expressly provide that it is wholly subordinated in right of payment to the indebtedness evidenced by this Note and any identical Notes issued pursuant to the Term Sheet.

         3.   EVENTS OF DEFAULT.

              A. This Note shall become and be due and payable upon written demand made by the holder hereof if one or more of the following events, herein called events of default, shall happen and be continuing:

                 (i) Default in the payment of the principal and accrued interest on any of the Notes issued pursuant to the Term Sheet when and as the same shall become due and payable, whether by acceleration or otherwise;

                (ii) Default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof and such default shall continue uncured for thirty (30) days after written notice thereof, specifying such default, shall have been given to the Company by the holder of the Note;

               (iii) Default in the payment of any outstanding indebtedness in excess of $25,000 principal amount or in the due observance or performance of any material covenant, condition or agreement on the part of the Company with respect to any outstanding indebtedness with the result that such outstanding indebtedness shall become due and payable prior to the due date otherwise specified therefor and such default shall continue uncured or such acceleration shall not be rescinded or annulled within thirty (30) days after written notice thereof to the Company from the holder of this Note, EXCEPT THAT a default under a certain $200,000 principal amount promissory note, dated June 16, 1997 (the "Placement Agent Loan"), held by D.H. Blair Investment Banking Corp. ("Blair"), shall not constitute an Event of Default hereunder unless Blair accelerates or demands payment under the Placement Agent Loan pursuant to such default;

                (iv) Application for, or consent to, the appointment of a receiver, trustee or liquidator of the Company or of its property;

                 (v) Admission in writing of the Company's inability to pay its debts as they mature;

                (vi) General assignment by the Company for the benefit of creditors;

               (vii) Filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;


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              (viii)    Entering against the Company of a court order approving
a petition filed against it under the Federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days;

                (ix) The sale by the Company of substantially all of its assets; or

                 (x) The merger by the Company with or into another corporation, other than for purposes of changing domicile, where the Company is not the surviving corporation; or

                (xi) A material breach of the Company's representations contained in the Subscription Agreement.

              B. The Company agrees that notice of the occurrence of any event of default will be promptly given to the holder at his or her registered address by certified mail.

              C. Subject to the provisions of 4(B) hereof, in case any one or more of the events of default specified above shall happen and be continuing, the holder of this Note may proceed to protect and enforce his rights by suit in the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holder.

         4.   AMENDMENTS AND WAIVERS

              A. Subject to the provisions of 4(C) and (D) hereof, the covenants set forth in 2(A) hereof may be waived by the written consent of the holders of a majority in outstanding principal amount of the Notes issued pursuant to the Term Sheet.

              B. Subject to the provisions of 4(C) and (D) hereof, the events of default set forth in clauses (i), (ii), (iii) and (xi) of 3(A) hereof may be waived by the written consent of the holders of a majority in outstanding principal amount of the Notes issued pursuant to the Term Sheet.

              C. The Company may amend or supplement this Note with the written consent of the holders of a majority in outstanding principal amount of the Notes issued pursuant to the Term Sheet; provided, however, that without the consent of each Noteholder, no amendment, supplement or waiver may:

                   1. reduce the principal amount of Notes whose holders must consent to any amendment, supplement or waiver;

                   2.   reduce the rate of interest or principal of the Note;


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                   3.   extend the maturity date of the Note or the time for
              payment of interest by more than one year from the respective date(s) set forth herein.

              D. After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the holders of the Notes a notice briefly describing such waiver, amendment or supplement.

         5.   MISCELLANEOUS

              A. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. The registered owner of this Note shall have the right to transfer it by assignment (subject to the limitations on transfer contained in the Subscription Agreement) and the transferee thereof shall, upon his registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Note to the Company at its offices, 235 High Street - Suite 225, Morgantown, West Virginia 26505, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

              B. Payments of interest shall be made as specified above to the registered owner of this Note. Payment of principal and interest shall be made to the registered owner of this Note upon presentation of this Note upon or after maturity.

              C. This Note shall be construed and enforced in accordance with the laws of the State of New York.


         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its President.


                                       CAREFLOW | NET, INC.


                                       By:
                                            -----------------------------------
                                            J. Calvin Kaylor, President


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